Investor call - Martin E. Kenney's prepared statement


Good morning, everyone. To help move this along, I have a few prepared statements that I think will be helpful as we review the financials for the year ended December 31, 2000 as well as for the fourth quarter. Also in attendance with me today are Bob Lynch, WRC's COO, Rick Nota, WRC's VP, Finance and Charles Laurey and Saguna Umerjee of Ripplewood Holdings.

Discussion of the Year-End Results

I am pleased with the progress we have made in the year 2000, our first full year of operations as a consolidated group. For the full year, our consolidated revenues grew $4.8 million-- or 2.2%-- in a year in which the education marketplace was extremely difficult and fraught with confusion especially in the software education market. Our consolidated EBITDA increased approximately $4.5 million, or 9.9% year over year, as the rationalization and streamlining of our operating infrastructure continues. We ended the year in solid financial shape, and are confident we can continue to deliver positive results.

At American Guidance Service, Inc., sales of $54.0 million for the year ended December 31, 2000 were up significantly over the prior year by $4.4 million or 8.7%-- due to strong growth of both curriculum products and new and revised testing assessment material. As you know, AGS is a highly regarded publisher of Individual Assessments and Standard-setting Basic Skills Textbooks for the lower 50th percentile of school children. In addition, AGS maintains a highly competitive position in the K-12 test preparation market. In total, AGS products are used in approximately 80% of the school districts in the United States.

The key elements of success at AGS have been-- and continue to be:

     o Company-wide commitment to financial success

     o Specialized, competent product development staff

     o Success in integrating strategic product line acquisitions

     o A highly effective direct sales force with a proven sales process

     o An innovative, successful inside sales model

     o Acclaimed customer service, support and responsiveness and

     o An Enabling Information Technology infrastructure that has lead to increased efficiency in Sales and Marketing

At World Almanac Education Group, sales increased by $2.2 million, or 4.1%, to $55.1 million for the year ended December 31, 2000 versus $52.9 million for the same period in 1999. This increase was the result of increased website and telemarketing sales at World Almanac Education Library Services and increased wholesale and press run sales at Gareth Stevens, Inc. World Almanac's Fact.com--the web authority of fully integrated, highly respected research and reference-- which is still in its embryonic stage of development-- grew 311% in 2000. Facts.com revenues increased from $390 thousand in 1999 to $1.6 million in 2000. We have great confidence that we will be positioned to significantly grow both revenues and margins from this website. World Almanac continues to be a leading publisher of reference and informational materials targeted to K-12 students, as well as other well-known general reference and informational materials.

Weekly Reader's total sales for the year ended December 31, 2000 of $45.7 million were essentially flat compared to 1999 in a marketplace where price and margin have been under great attack -conditions which were anticipated going into the year. Under these market conditions, Weekly Reader was still able to maintain its industry high EBITDA margin of in excess of 26%. With hindsight, resisting the pressures to reduce our selling price which would have reduced our overall profitability was the correct decision.

As you know, Weekly Reader has four primary product lines:

     - Elementary school periodicals;

     - Middle and secondary school periodicals;

     - Sponsored instructional materials and Licensing Sales published by its subsidiary, Lifetime Learning Systems, Inc.; and

     - Skills books.

It was the blend of performance of these product lines which allowed us to maintain those high margins.

Year 2000 revenue from elementary subscriptions of $21.6 million was $900 thousand-- or 4%-- lower than 1999, primarily related to increased competition - and to a lesser extent - the discontinuation of the Summer Weekly Reader.

Weekly Reader's middle and secondary school periodicals generated revenue of $13.5 million, which was $200 thousand or 1.3% greater than the prior year. Weekly Reader's middle and secondary school periodicals had the second highest total circulation of periodicals for these schools in the 1999-2000 school year with approximately 1.7 million subscriptions. Weekly Reader's middle and secondary school periodical subscriptions in the 1999-2000 school year represented approximately 42% of all middle and secondary school periodical subscriptions circulated that year by the three major publishers which we believe account for virtually all middle and secondary school periodicals targeted for classrooms.

To specifically target the growing sixth to ninth grade market, Weekly Reader entered into a partnership with NEWSWEEK magazine to create TEEN NEWSWEEK. TEEN NEWSWEEK focuses on social studies and current events and contains grade-appropriate news stories that link history, geography, government and cultures to the news stories. The partnership was intended to capitalize on Weekly Reader's expertise in publishing and marketing materials for classroom use and NEWSWEEK's strong news image, rapid distribution capabilities and experience in advertising sales. Teen Newsweek has had a better than expected initial paid subscription rate of greater than 200,000 readers. However, NEWSWEEK - which is responsible for selling ad space in the magazine, has - in our opinion - fell short in their efforts. As a result, we held several meetings with NEWSWEEK and they have committed dedicated sales reps to the magazine, which - we feel - will improve sales in 2001. In addition, we have recently hired a new VP of Sales who brings to our Company over 20 years experience in the K-12 marketplace in progressively responsible management positions in sales and marketing. We believe this will positively impact ad sales in Teen Newsweek. Prior to joining us, this executive was VP of Sales and Marketing at Houghton Mifflin Interactive and VP of Sales at the Learning Company, a leading publisher of standalone software for the K-12 education market. This individual has a proven track record with the ability to positively impact the numerous initiatives that we have underway.

Weekly Reader's sponsored supplemental educational materials division, Lifetime Learning--continued to produce solid growth--2000 revenues of $7.0 million were $300 thousand or 5% greater than in 1999.

And I am happy to report; sales of Weekly Reader's Skills Books were $1.0 million or 56% higher year-over-year stemming from the 2000 presidential election.

Year 2000 licensing revenue of $1 million was $600 thousand or 37% lower than in 1999 primarily as the result of the cancellation of Weekly Reader's Scholastic contract that represented approximately $600,000 in revenue in the prior year. We have brought in a new head of licensing with a proven record of performance as well as hired some strong sales reps from Viacom/Paramount who have brought in new advertisers such as the GAP and Johnson & Johnson. As we go into 2001, we feel we are well positioned to make gains in licensing revenues.

Overall, Weekly Reader was the largest publisher of classroom periodicals during the 1999-2000 school year in terms of total circulation with over 8.1 million subscribers. In addition to our well-recognized classroom periodicals, such as WEEKLY READER, TEEN NEWSWEEK and CURRENT EVENTS, we publish 168 distinct, grade-specific basic and life skills workbooks with a more focused strategy and the addition of increased sales and marketing resources. We are optimistic about Weekly Reader as we head into 2001.

At CompassLearning, Inc. revenue fell short of prior year by $1.8 million, or 2.7%, to $64.0 million for the year ended December 31, 2000 from $65.8 million for the same period in 1999. This decrease was primarily due to the anticipated decline in the non-core revenue streams of service revenue from technical support and hardware sales.

Service revenue from technical support (of older software) decreased $5.4 million, or 26.6%, to $14.9 million for the year ended December 31, 2000, from $20.3 million in 1999 primarily as a result of lower service contract renewal sales.

And there was a slight decrease in software revenue of 0.6%, to $32.5 million primarily as a result of lower sales volume primarily due to lengthened sales cycles resulting from "buyer confusion" in the marketplace. This confusion resulted from an influx of new and startup companies which attempted to penetrate this space, which were over promising and under delivering. Many of these companies have recently gone out of business, unable to raise additional financing to fund their operations.

Albeit not up to our expectations, based on the volatility in the marketplace, the radical pricing strategies that were used and the resultant confusion in the marketplace, we are encouraged by the 2000 results.

These decreases were offset by an increase in:

Revenue from Professional Development - of $1 million which represents a 10.6% increase year over year - and hardware revenue which increased $2.8 million, or 82.4%, to $6.2 million for the year ended December 31, 2000, from $3.4 million in 1999 driven by a mandated accounting change which had ZERO impact on gross profit.

At Compass, it is our strategy to grow our core business which we define as the software business and the related professional development services stemming from that software business. Revenue from these sources increased $0.8 million or 1.8% to $42.9 million for the year ended December 31, 2000 compared to $42.1 million in 1999. Going into 2001, we are very optimistic about Compass' growth prospects in its core revenue streams which I will talk about later.

WRC Media's EBITDA increased by $4.6 million, or just under 10.0%, to $50.9 million for the year ended December 31, 2000 from $46.3 million for the same period in 1999. This significant increase is related to strong revenue growth for the year ended December 31, 2000 at American Guidance Service and World Almanac Education Group coupled with effective cost management at CompassLearning and Weekly Reader.

Discussion of the Fourth Quarter Results

Total revenue for the fourth quarter of 2000 decreased $2.3 million, or 3.6%, to $61.3 million from $63.6 million for the same period in 1999.

At American Guidance Service, sales increased $200 thousand, or 2.2%, to $10.4 million for the fourth quarter of 2000 from $10.2 million for the same period in 1999 primarily due to higher sales of curriculum products.

At Weekly Reader, sales were essentially flat for the fourth quarter of 2000, posting an overall decrease of $100 thousand.

At World Almanac Education Group, fourth quarter of 2000 sales minimally decreased by $0.4 million, or 2.1%, to $18.3 million from $18.7 million for the same period in 1999 as a result of lower sales of The World Almanac and Book of Facts at World Almanac partially offset by higher sales at World Almanac Education Library Services driven by higher reference mailer catalogs, website and telemarketing sales.

At CompassLearning, Inc. revenue decreased $2.0 million, or 11.8%, to $14.9 million for the fourth quarter of 2000 from $16.9 million for the same period in 1999 as a result of a $1.4 million anticipated decline of service-related revenue streams supporting older software as well as the continued erosion of low margin hardware sales. Hardware sales decreased $0.6 million or 20.4%. As previously discussed, it is our strategy to grow Compass' core business, which are the high margin electronic courseware business and the related professional development services that stem from the software business. Software revenue of $8.7 million was constant for quarter ended December 31, 2000 compared to the same period last year.

The following measures were taken in the latter part of the year to protect our bottom-line and re-position us in the changing software education marketplace:

     o A cost containment plan was implemented to offset the EBITDA shortfall;

     o To enhance sales force retention, Compass began offering:

          o A more competitive compensation package; and

          o More products to sell with offerings such as iView and other internally developed and licensed products; and

     o we are close to completing an acquisition and a minority investment that would immediately provide the Compass salesforce with an Internet-ready product as well as expansion into the lucrative pre-school - K marketplace. We hope to announce this acquisition and investment shortly.

Looking forward to 2001, we have developed a stratified [two-pronged] marketing plan, which will focus on both state wide extremely large opportunities, as well as continuing to focus on high dollar, district level opportunities.

WRC Media Inc.'s EBITDA increased by $1.2 million, or 7.4%, to $17.3 million for the fourth quarter of 2000 from $16.1 million for the same period in 1999. This increase is primarily attributable to $2.1 million or 7.1% lower general and administrative costs and expenses (including corporate overhead expense) partially offset by $0.7 million or 1.5% lower gross profit resulting from the revenue shortfall.

In summary-- while we are disappointed that each of our operating units did not meet or exceed all of their current year operating plans-- collectively, we still soundly topped last year's profitability on a consolidated EBITDA basis-- in a year which saw incredibly difficult market conditions. In hindsight we are glad we resisted the herd mentality of taking actions which-- on the surface-- seemed strategically correct-- but which could have been financially catastrophic.

Balance Sheet Review

As of December 31, 2000, WRC Media Inc.'s cash balance was $3.0 million and consolidated debt was $279.4 million. During the year ended December 31, 2000, WRC Media made scheduled principal payments of $2.9 million on its senior credit facilities. As of December 31, 2000, there were no amounts outstanding under the revolving credit facility.

Net free cash flow was on budget - primarily as a result of:

o higher EBITDA;

o lower capital expenditures, primarily at AGS;

o partially offset by normal changes in working capital.

For the year ended December 31, 2000 capital expenditures, including pre-publication costs-- were $8.8 million-- or $1.1 million lower than budget. Most of our capital expenditures are in the form of pre-publication costs incurred at AGS.

Consolidated debt of $279.4 million was on Budget. In the fourth quarter, we paid down $7.5 million debt under our revolving credit facility that we had borrowed in the third quarter. As of today, the balance outstanding under our revolving credit facility is $12.0 million, which is $8.0 million under budget primarily due to higher EBITDA in 2001 Q1 and effective working capital management. The Company has approximately $4.0 million of cash on hand.

Outlook:

We believe WRC Media is on track to continue above market growth in both revenues and EBITDA. A recently completed Q1 operations review of all of our operating units indicates that-- on a consolidated basis-- we're going to be significantly ahead of last year.

At Compass, new software sales grew approximately 47% for the first quarter, compared to the same period of last year. In addition, our direct sales force now numbers 61, up from 53 in Q4 of 2000, and very near our 2001 mid-year target of 65 representatives. Not only do we have more "feet on the street" than last year-- our new representatives are now familiar with their territories--enabling them to successfully capture available revenue opportunities. The Compass pipeline is also more robust than ever, currently approximately $76 million vs. $53 million for the same period of last year. We remain cautiously optimistic that Compass is now headed in the right direction, and well positioned for sustained future growth.

At Weekly Reader, we have increased our marketing budget related to direct mail by 14%, and implemented a research based circulation recapture plan to increase our market share by 5%. From a revenue perspective, Weekly Reader is forecasted to be flat compared to 2000 in Q1. As I previously mentioned, in the first quarter, we have also hired a Senior Executive to manage the Weekly Reader sales and marketing initiatives. This position was vacant for most of 2000. We expect an increased focus in this area to positively impact our top line growth.

In the case of AGS, the Q1 revenue shortfall compared to expectations is entirely due to timing. The harsh winter in the Midwest and Northeast has caused some delays in shipment of textbooks to certain customers. AGS continues to forecast achieving their 2001 operating plans for both revenues and EBITDA.

At World Almanac, the threat of a looming recession has impacted our planned growth initiatives. While we are developing strategies to recapture these revenues in later quarters, the World Almanac Group could be negatively impacted should we enter into a prolonged recession. We expect to gain back some of the revenue softness forecasted in Q1 by launching of some of our 2001 new product initiatives, and in addition, increase our telemarketing staffing and inside sales operation. We also have contingency plans in place to mitigate the effects of a deteriorating economy.

As you may know, an integral part of our strategy is to integrate our four operating units under the WRC Media, Inc. umbrella. This will allow us to capitalize on the collective strength of our organization, by enhancing cross-selling opportunities and product development, improve our operating efficiencies, and build and capitalize on a strong brand - with a broad array of superior products. On April 3, 2001, we announced the formation of the following two new operating groups:

     o The Assessment, Curriculum and Education Technology Group, which will include AGS, CompassLearning and our acquisitions and strategic alliances in this market sector; and

     o The Reference and Periodical's Group will be comprised of the World Almanac Education Group, Weekly Reader, Lifetime Learning and all acquisitions and strategic alliances within this market sector.

We believe these organizational changes align us properly with the underlying competitive environment, and positions us to continue to capitalize on ever changing marketplace opportunities.

So - as stated at the outset - WRC is now well positioned to achieve its strategic objectives. In just over a year, we have positioned our company as the #1 supplemental education provider in the United States. We have significantly reduced back office costs and redeployed these funds into increased sales and marketing initiatives and other strategic investments. We are building an Internet solution which is scaleable to market needs-- leverages our existing assets and infrastructure--and will make us one of the few successful company's in this space. We remain committed to meeting or exceeding our aggressive operating plan for 2001. The year-end 2000 results-- and the forecasted first quarter 2001 performance-- combined with our organizational enhancements and planned growth initiatives-- suggest that we are on track to accomplish this objective.

This concludes our prepared remarks. We'll now open this up for questions, and provide any additional information you may need.

Discussion of 2001 Q1 Forecasted Financial Results:

At American Guidance Service, Inc., revenue for first quarter 2001 is estimated at $12.1 million, below expectations by $0.5 million but exceeding last year by $100 thousand. Timing of orders primarily drives the shortfall from expectations. AGS is projecting first quarter 2001 EBITDA to be $3.4 million, under last year by $500 thousand. The unfavorable variance is the result of temporary timing differences in operating expenditures partially offset by the expected slightly higher revenue.

At Weekly Reader, revenue for the first quarter 2001 is estimated to be essentially flat compared to the same period in 2000. Weekly Reader is projecting first quarter 2001 EBITDA to be approximately $300 unfavorable to prior year.

At World Almanac Education Group, Inc., revenue for the first quarter 2001 is estimated to be approximately $300 thousand or 2.0% unfavorable to the prior year primarily driven by lower sales from World Almanac Books (reprint of Millennium edition in 2000), Funk & Wagnalls (anticipated decline in Yearbook business) and Gareth Stevens partially offset by higher revenue from Facts On File News Services (higher sales of Facts.com). EBITDA is forecasted to be essentially flat compared to prior year. The EBITDA variance is driven by the sales variance described above but is mitigated entirely by lower cost of goods sold from lower obsolescence related to a renegotiated distributor contract and lower operating expenses resulting in part, from the lower forecasted revenue.

At CompassLearning, revenue for first quarter 2001 is estimated at $14.2 million, significantly better than last year by $1.5 million or 11.5%. The key driver of these results is revenue from new software sales, which are forecasted to be up 22% for the quarter ended March 31, 2001 compared to same period last year. CompassLearning is projecting first quarter 2001 EBITDA to be a loss of approximately $400 thousand, favorable by $2.1 million compared to prior year. The favorable EBITDA variance is the result of both positive revenue growth compared to prior year, as well as lower operating expenses from the continued implementation of the restructuring plan which commenced in the third quarter of 2000, which has streamlined product development and the infrastructure of the organization.

In 2001 drivers for growth at WRC Media include:

At Compass--

     o Capitalizing on the changing marketplace and buyer uncertainty by providing a product and service solution, both web and server delivered - that is scalable to the customer's needs - and able to capture all levels of available funding;

     o Developing a comprehensive state wide model proposal - for electronic and print delivery - both to prepare students for "high stakes" tests and insure corrective instruction for all early readers. If successful, this will provide a significant revenue stream, plus an ongoing trail of opportunity within our installed schools base; and

     o Continue to right size nonessential opportunities and leverage operating strengths and other best practices across operating units.

The 2001 drivers for growth at Weekly Reader include--

     o Implementing researched based circulation recapture plan to increase market share by 5%;

     o Increase circulation and ad revenues of Teen Newsweek by offering trial subscriptions through AGS, Compass and World Almanac; and


     o Continue record growth of Lifetime Learning by capitalizing on:

          o A "Large Account" marketing strategy and

          o Increasing our sales force and enhancing sales force productivity

At AGS, the 2001 drivers for growth include--

     o Capitalizing on brand strength to launch new tests that provide immediate revenue growth as well as long term sales; 2001 product releases include new assessment products in Q2 (slated to launch GRADE- Group Reading Assessment and Diagnostic Evaluation), new textbooks in Q1 and Q3 (including a Geography textbook and a Florida Special Education textbook adoption) and new test prep products in Q3 and Q4.

     o Continue development of its product pipeline. Ongoing projects include revisions of 4 major assessments, a new math test and various new and revised textbooks

     o Continue the trend of incremental market gain through sales of off level tests; and

     o Fully utilize excess capacity of operating infrastructure to achieve expense offsets and operating efficiencies for other WRC operating units and

     o Use acquisitions to supplement organic growth

And--at World Almanac, our 2001 drivers for growth include--

     o Grow Direct sales channels;

          o Increase product selection in Catalog

          o Expand staffing in telemarketing and inside sales operations

          o Build web-sites as selling / customer service tools

     o Expand web reference offering;

          o Digitize / load Facts On File News Archives (1940 - 1979)

     o Launch New Product Initiatives;

          o World Almanac Library Imprint

          o Third Party Telemarketing Distribution - "Library One"

     o Leverage Opportunities across WRC Media Companies; and

          o Distribution of Reference Content through CompassLearning - iView

          o Use of Group Print Products as Premiums

     o Seek School / Library Acquisition candidates.